Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139253, 333-139250 and 333-139251) and Registration Statement on Form S-3 (No. 333-103996) of The Andersons, Inc. of our report dated March 12, 2007 relating to the financial statements, financial statement schedule, managements assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Toledo, Ohio
March 12, 2007